Item 30. Exhibit (d) vii.

Substitute Of Insured Rider

This rider provides the right to substitute a new insured in place of the current Insured under the policy. We discuss this rider, and the rules that apply to it, in the provisions that follow.

Rider Part Of Policy

This rider is made a part of this policy. All the provisions of this policy apply to this rider, except for those that are inconsistent with this rider. This rider is in force from the Issue Date of the policy or, if later, the date the first premium under this policy is paid.

Rider Benefit

After the first Policy Year, this policy may be changed to insure the life of a substitute insured in place of the current Insured. The change is subject to the provisions of this rider.

Requirements To Substitute Insured

To make the substitution of insured, all of the following conditions must be met as of the Date of Substitution:

1.	This policy must be in force; and
2.	The Owner of the policy must have an insurable interest in the life of the substitute insured; and
3.	The substitute insured must have been born on or before the Policy Date; and
4.	The substitute insured must not be over 85 years of age on the birthday nearest the Date of Substitution; and
5.	The age of the substitute insured on the birthday nearest the Policy Date must not be less than the minimum age, or greater than the maximum age, allowed by us for this policy on the Policy Date.

Before the substitution can become effective, we require:

  A written application for substitution, received by us at our Administrative Office;
  Evidence of insurability of the substitute insured that is satisfactory to us; and
  Payment to us of any premium required to avoid termination under the Grace Period And Termination provision of the policy; and
  Payment of a fee of $75.

Date Of Substitution

The Date of Substitution will be the Monthly Charge Date that is on, or precedes, the later of:

  The date we approve the application for substitution; and
  The date we receive at our Administrative Office any premium required to avoid termination of the policy.
Example:	The Monthly Charge Date is the 10th of each month. We approve the application for substitution on May 5, 2021. A premium payment is required to avoid termination, and we receive it on May 15, 2021. The Date of Substitution will be May 10, 2021.

The insurance under this policy on the current Insured will continue to, but not including, the Date of Substitution.

The Policy After Substitution

The insurance under this policy on the substitute insured will become effective on the Date of Substitution. Any riders in force under this policy on the day before the Date of Substitution may be continued under the policy after the substitution only with our consent. Otherwise, they will be cancelled on the Date of Substitution.

After the substitution, the policy will be modified to show that the contestable and suicide periods for this policy and any riders, as they apply to the substitute insured, will be measured from the Date of Substitution. Also, the contestability and suicide provisions of the policy will be modified to state that our liability in either case will be limited to:

  The account value of this policy on the day before the Date of Substitution; plus
  The amount of any premiums paid on and after the Date of Substitution; minus
  Any amounts withdrawn on and after the Date of Substitution; and minus
  Any policy debt.

All monthly charges, surrender charges, and other values on and after the Date of Substitution will be based on the life and risk class of the substitute insured.

After the substitution, the Face Amount of the policy cannot be less than our published minimum amount on the Date of Substitution. After the substitution, the policy will produce the same reserve as the policy on the day before the Date of Substitution.

Any assignment of this policy in effect just before a substitution under this rider will continue to apply on the Date of Substitution. The rights of the Owner and any Beneficiary under this policy will be subject to the assignment.

Termination Of This Rider

This rider will continue in force to, but not including, the Policy Anniversary Date on which the current Insured's Attained Age becomes 75. However, it will end automatically before that Date at the time any of the following occurs:

  Change of this policy to a different policy under which this rider is not available; or
  Termination of this policy for any other reason.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

/s/ RJ O'Connell	/s/ Ann F. Lomeli
PRESIDENT	SECRETARY